Exhibit 99.1

SteadyMed Provides Corporate Update and Reports Fourth Quarter and Full Year 2015 Financial Results

SAN RAMON, Calif., March 29, 2016 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and announced its financial results for the fourth quarter and full year ended December 31, 2015.

Summary 2015 Corporate Update:

•                  Announced the granting of Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for its lead drug candidate, Trevyent® (a combination of the company’s PatchPump® administration technology and treprostinil). Trevyent is in late stage development for the potential treatment of pulmonary arterial hypertension (PAH). Orphan Drug Designation demonstrates that Trevyent has the potential for clinical superiority over existing treprostinil PAH treatments such as Remodulin®, the market leading parenteral prostacyclin sold by United Therapeutics (Nasdaq: UTHR). The Company may benefit from 7 years of market exclusivity upon approval for sale of Trevyent by the FDA.

•                  Filed an Inter Partes Review (IPR) with the United States Patent and Trademark Office (USPTO) to invalidate U.S. Patent No. 8,497,393 granted to United Therapeutics. This patent relates to a process to further purify prostacyclin derivatives, such as treprostinil.  Treprostinil is the active pharmaceutical ingredient used in United Therapeutics’ Remodulin and SteadyMed’s drug candidate, Trevyent.

•                  Completed a two-year program of eight Human Factors studies with 148 subjects split between the U.S. and Europe validating the usability of Trevyent to potentially treat PAH.

•                  Completed a non-clinical study demonstrating substantially less tactile sensitivity, an indicator of pain at the infusion site, of formulations representative of Trevyent (without the preservative meta-cresol) compared to formulations representative of Remodulin, (with the preservative meta-cresol).

•                  Announced an exclusive license and supply agreement for Trevyent with Cardiome Pharma (Cardiome) for Europe, Canada, and the Middle East.

•                  Announced that the European Medicines Agency (EMA) has approved Cardiome’s request to review Trevyent under the Centralized Authorization Procedure drug review process. If Trevyent is approved, this procedure would result in a single marketing authorization that is valid in all 28 European Union (EU) countries as well as 3 European Economic Area (EEA) countries. The centralized pathway was granted on the basis that Trevyent represents a significant technical innovation for the potential treatment of PAH.

•                  Announced positive results from the completion of a Phase 1 pharmacokinetic (PK), tolerability and safety, proof of concept clinical study with ketorolac, a non-steroidal anti-inflammatory drug (NSAID) used for the short-term treatment of moderately severe acute pain post-surgery. The results from this study support further development of our SMT-201 At Home Patient Analgesia (AHPA) drug candidate. SMT-201 is a combination of SteadyMed’s PatchPump technology and ketorolac, that is intended to provide patients with up to five days of post-surgical pain relief at the opioid level in the home setting from a non-opioid therapy.

“2015 was a year of strong progress for SteadyMed, we completed an initial public offering (IPO) and made significant advances across our drug product portfolio. We obtained Orphan Designation for Trevyent and expect to benefit from 7 years of market exclusivity upon approval. More recently, we have successfully manufactured multiple Trevyent Registration Lots and are progressing well towards completion in the near term,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “These lots represent final commercial Trevyent product and allow us to generate the necessary stability data to submit our NDA in Q4 of this year. I am very pleased that we remain on track for our planned commercial launch of Trevyent, if approved, in the U.S. in late 2017.”

The Company intends to hold an Investor and Analyst Day on the morning of April 20th, 2016 at the Lotte New York Palace, in New York City. Fernando Torres, M.D., Associate Professor of Medicine at UT Southwestern Medical Center and Director of the Lung Transplant and Pulmonary Hypertension Programs at St. Paul University Hospital, will make an informative presentation on Pulmonary Arterial Hypertension and the therapies used to treat it. Jonathan Rigby, President and CEO of SteadyMed, will provide a corporate update and overview of how Trevyent is being positioned to make significant in roads to the PAH market. Attendance is by invitation only; to request an invitation contact Marylyn Rigby, Sr. Director Investor Relations and Marketing mrigby@steadymed.com. Please note, space is limited.

In May 2016, the Company intends to hold a Q1 2016 Corporate Update and Earnings call.

Fourth Quarter 2015 Financial Results Compared to Fourth Quarter 2014 Financial Results

SteadyMed recorded licensing revenues of $430,000 in the fourth quarter of 2015, compared to no revenues in the fourth quarter of 2014.  The increase in recorded revenues was attributable to the recognition of revenue from the $3 million upfront payment received from Cardiome during 2015, in connection with the license of rights to Trevyent in Europe, the Middle East and Canada.

For the fourth quarter ended December 31, 2015, SteadyMed reported a net loss of $6.5 million, or $0.48 per share, compared to a net loss of $5.7 million, or $13.14 per share for the fourth quarter ended December 31, 2014. The current quarter’s calculation of loss per share is based on 13,581,329 weighted-average shares outstanding, versus 502,365 outstanding shares in the prior-year period.

Total operating expenses for the fourth quarter ended December 31, 2015 were $6.9 million, compared to $4.6 million for the quarter ended December 31, 2014. The increase in total operating expenses was primarily attributable to an increase in our research and development (R&D) expenses related to Trevyent and our other development programs and an increase in general and administrative (G&A) expenses related to the costs of staffing and operating a public company.

R&D expenses for the fourth quarter of 2015 were $5.3 million, compared to $3.7 million for the fourth quarter of 2014.  The increase in R&D expenses was primarily due to a greater use of sub-contractor services and materials for Trevyent and our other development programs.

G&A expenses for the fourth quarter of 2015 were $1.5 million, compared to $0.7 million for the fourth quarter of 2014. The increase in G&A expenses was primarily due an increase in salary, bonuses, stock based compensation expenses and other personnel related costs in support of operating in a public company environment.

Year Ended December 31, 2015 Financial Results Compared to Year Ended December 31, 2014 Financial Results

For the year ended December 31, 2015, SteadyMed recorded licensing revenues of $869,000, compared to no revenues for the year ended December 31, 2014.  The increase in recorded revenues was attributable to the recognition of revenue from the $3 million upfront payment received from Cardiome during 2015, in connection with the license of rights to Trevyent in Europe, the Middle East and Canada.

For the year ended December 31, 2015, SteadyMed reported a net loss of $25.0 million, or $2.45 per share, compared to a net loss of $19.0 million, or $44.15 per share for the year ended December 31, 2014. The current year’s calculation of loss per share is based on 10,593,227 weighted-average shares outstanding, versus 501,968 outstanding shares in the prior-year period.

Total operating expenses for the year ended December 31, 2015 were $25.6 million, compared to $15.8 million for the year ended December 31, 2014.  The increase in total operating expenses was primarily attributable to an increase in our research and development (R&D) expenses related to Trevyent and our other development programs and an increase in general and administrative (G&A) expenses related to the costs of staffing and operating a public company.

R&D expenses for the year ended December 31, 2015 were $20.0 million, compared to $12.9 million for the year ended December 31, 2014.  The increase in R&D expenses was primarily due to a greater use of sub-contractor services and materials for Trevyent and our other development programs.

G&A expenses for the year ended December 31, 2015 were $4.8 million, compared to $2.0 million for the year ended December 31, 2014. The increase in G&A expenses was primarily due to an increase in (i) salary, bonuses, stock based compensation expenses and other personnel related costs, in support of operating in a public company environment, (ii) legal and patent expenses, and (iii) directors’ and officers’ insurance.

As of December 31, 2015 SteadyMed had cash and cash equivalents of $31.85 million.  Management believes the Company has enough cash to finance the Company through the filing of the Trevyent NDA in late 2016.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump® technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning the potential benefits of orphan drug designation, the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, statements about the potential outcome of inter partes review of U.S. Patent No. 8,497,393 and statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA, that Trevyent is not granted orphan drug exclusivity, and the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 29, 2016. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

David Burke

dburke@theruthgroup.com

(646) 536-7009

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Year ended December 31,
	2015	2014

Licensing Revenues	$869	$—

Operating expenses:
Research and development	$19,956	$12,876
Marketing	807	928
General and administrative	4,791	1,996

Total operating loss	24,685	15,800

Financial expense (income), net	(88)	2,995

Loss before taxes on income	24,597	18,795

Taxes on income	374	245

Net loss	$24,971	$19,040

Net loss per share:

Basic and diluted net loss per Ordinary Share	$(2.45)	$(44.15)

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share	10,593,227	501,968

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2015	2014

Assets:

Cash and cash equivalents	$31,851	$6,167

Other assets	3,379	4,159

Total assets	$35,230	$10,326

Liabilities and shareholders’ equity (deficit):

Liabilities	6,683	10,978

Convertible Preferred Shares	—	35,669

Shareholders’ equity (deficit)	28,547	(36,321)

Total liabilities and shareholders’ equity (deficit)	$35,230	$10,326